Exhibit 4.2

BANK OF MONTREAL

TO

COMPUTERSHARE TRUST COMPANY, N.A. AS SUCCESSOR TO WELLS FARGO BANK, NATIONAL ASSOCIATION

Trustee

Eighth Supplemental Indenture

Dated as of August 14, 2025

to

Indenture

Dated as of December 12, 2017

Subordinated Debt Securities

EIGHTH SUPPLEMENTAL INDENTURE, dated as of August 14, 2025 (this “Eighth Supplemental Indenture”), between Bank of Montreal, a Canadian chartered bank (herein called the “Bank”), having its principal executive offices located at 100 King Street West, 1 First Canadian Place, Toronto, Ontario, Canada M5X 1A1 and its head office located at 129 rue Saint Jacques, Montreal, Quebec, Canada H2Y 1L6, and Computershare Trust Company, N.A., a national banking association organized under the laws of the United States of America, as successor to Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States of America (herein called the “Trustee”).

RECITALS OF THE BANK

WHEREAS, the Bank and the Trustee have heretofore executed and delivered an Indenture, dated as of December 12, 2017 (the “Base Indenture” and, as hereby supplemented and amended, the “Indenture”) providing for the issuance from time to time of series of the Bank’s unsecured subordinated debt securities (hereinafter called the “Securities”);

WHEREAS, Section 901(9) of the Base Indenture provides that the Bank and the Trustee, without the consent of any Holders, at any time and from time to time, may enter into one or more indentures supplemental thereto, to cure any ambiguity, to correct or supplement any provision in the Base Indenture which may be defective or inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the Base Indenture, provided that such action shall not adversely affect the interests of the Holders of Securities of any series in any material respect;

WHEREAS, the Bank wishes to make certain changes to any and all of the Securities issued pursuant to the Base Indenture, whether those Securities were issued before or after the time this Eighth Supplemental Indenture is executed; and

WHEREAS, the Bank has requested that the Trustee execute and deliver this Eighth Supplemental Indenture; and all requirements necessary to make this Eighth Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been satisfied; and the execution and delivery of this Eighth Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, WITNESSETH:

In consideration of the covenants and other provisions set forth in this Eighth Supplemental Indenture and the Base Indenture, the Bank and the Trustee mutually covenant and agree with one another, and for the equal and proportionate benefit of the respective Holders of the applicable Securities from time to time, as follows:

ARTICLE ONE

PROVISIONS OF GENERAL APPLICATION

Section 101. Relation to Base Indenture.

This Eighth Supplemental Indenture constitutes an integral part of the Indenture.

Section 102. Governing Law.

This Eighth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

ARTICLE TWO

AMENDMENTS

Section 201. Applicability.

Except as provided in the immediately succeeding paragraph, Section 202 of this Eighth Supplemental Indenture shall apply to any and all of the Securities issued pursuant to the Base Indenture, whether those Securities were issued before or after the execution of this Eighth Supplemental Indenture.

Section 202. Amendment to Base Indenture.

The first sentence of Section 1102 of the Base Indenture is hereby amended by inserting the words “or an Officer’s Certificate” immediately following the words “a Board Resolution”.

ARTICLE THREE

MISCELLANEOUS PROVISIONS

Section 301. Ratification of Base Indenture.

The Base Indenture, as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture and this Eighth Supplemental Indenture, is in all respects ratified and confirmed, and this Eighth Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 302. Trustee Not Responsible for Recitals.

The recitals contained herein, except for a Trustee’s certificate of authentication, shall be taken as the statements of the Bank, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Eighth Supplemental Indenture.

Section 303. Execution in Counterparts; E-signatures; Authorized Officer.

This Eighth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Eighth Supplemental Indenture and of signature pages by facsimile or electronic format (i.e., “.pdf” or “.tif”) transmission shall constitute effective execution and delivery of this Eighth Supplemental

Indenture as to the parties hereto and may be used in lieu of the original Eighth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic format (i.e., “.pdf” or “.tif”) shall be deemed to be their original signatures for all purposes. This Eighth Supplemental Indenture shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the New York Uniform Commercial Code/UCC (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Eighth Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

Notwithstanding anything to the contrary in the Indenture, the definition of “Authorized Officer” in the Base Indenture shall be amended by inserting the words “, or the Global Head, Capital and Funding, provided that this Indenture shall be deemed to refer to any officer or related change in title that may be approved from time to time in accordance with the Bank’s policies and procedures, in replacement of or by amendment to the officers and titles set forth above” immediately following the term “Deputy Treasurer”.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Eighth Supplemental Indenture to be duly executed as of the date first written above.

BANK OF MONTREAL

By: /s/ Stephen Lobo
Name: Stephen Lobo
Title: Treasurer

COMPUTERSHARE TRUST COMPANY, N.A., as successor to WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By: /s/ Corey J. Dahlstrand
Name: Corey J. Dahlstrand
Title: Vice President

[Signature page to Eighth Supplemental Indenture]